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                                                                    Exhibit 21.1

                         Subsidiaries of Registrant
                         --------------------------

Lantronix International AG Switzerland

     Lantronix Europe GmbH

     Lantronix Deutschland GmbH

     Lantronix UK Ltd.

     Lantronix Singapore

     Acola GmbH

     Lantronix International, Inc.

United States Software Corporation

Lightwave Communications, Inc.

Premise Acquisition Corporation